Exhibit 23.5

CONSENT OF SRK CONSULTING (CANADA) INC.

In connection with the Trilogy Metals Inc. Annual Report on Form 10-K for the year ended November 30, 2023 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 10-K”), the undersigned consents to:

i.	the use of the technical report summary titled Arctic Project, Technical Report Summary, Ambler Mining District, Alaska, with a report date of November 30, 2022 (the “Arctic TRS”) as referenced in the Form 10-K;
ii.	the use of and references to our name, including our status as an expert or “qualified person”, (as described in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the TRS, Form 10-K and the Registration Statements on Form S-8 (No. 333-275828, No. 333-257095, No. 333-234417, No. 333-208149, No. 333-205102, No. 333-188950 and No. 333-181020) (the “Registration Statements”); and
iii.	any extracts or summaries of the Arctic TRS included or incorporated by reference in the Form 10-K and the use of any information derived, summarized, quoted or referenced from the Arctic TRS, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K and which is incorporated by reference in the Registration Statements.

Date: February 6, 2024

/s/ SRK Consulting (Canada) Inc.
SRK Consulting (Canada) Inc.